Exhibit 99.3

Feb. 17, 2026

Dear Fellow Stockholder,

We are writing with some operational and tax information related to the proposed transaction between CNL Healthcare Properties (CHP or the Company) and Sonida Senior Living (Sonida or SNDA). The transaction is valued at approximately $1.8 billion and remains subject to approval by holders of a majority of CHP’s common stock and of a majority of Sonida’s stock entitled to vote, among other closing conditions. If approved, Sonida will acquire all of CHP’s common stock — providing the opportunity for CHP stockholders to receive full liquidity through a combination of cash and unrestricted, freely tradable Sonida stock, which trades on the NYSE.

If shareholders vote to approve the transaction at our scheduled March 6 annual meeting, it is anticipated that the merger may be completed in March 2026, subject to the satisfaction of the remaining closing conditions. This merger further reinforces Sonida’s commitment to the needs-based seniors housing industry and the increasing attractiveness of high-quality care and housing environments given our country’s aging demographics and current, historic low levels of new supply. The combined company is estimated to be the 8th largest owner of U.S. senior living assets by unit count and arguably the largest publicly traded pure-play seniors housing owner.

CHP has engaged Broadridge Investor Communications Solutions (Broadridge), 866-705-9920, as its proxy solicitor to contact you. If you have already voted, thank you for being part of the process. If you have not yet voted, YOUR VOTE IS NEEDED.

Please note that following closing of the transaction:

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No action will be required by most stockholders with respect to their shares of CHP stock because their shares of CHP stock are held with a clearing firm such as Fidelity, Charles Schwab or Pershing. As a result, the clearing firms will electronically transfer those shares.

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If your shares of CHP stock are held with a custodian or bank, you will receive a statement from Computershare, SNDA’s transfer agent. Some custodians or banks may proactively move your SNDA shares from Computershare to your brokerage account, while others may require you to provide authorization and instruction to move your shares to your brokerage account.

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If your shares are not held with a custodian, bank or clearing firm you will receive a statement from Computershare at your address of record. You can maintain an account with Computershare. Alternatively, you may need to contact your financial advisor or Computershare for assistance if you wish to transfer your SNDA shares to a brokerage account or to sell your shares.

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Your shares of SNDA common stock and cash will be distributed by Computershare within 48 hours after the transaction is complete. If you have a brokerage account those shares should be visible within that timeframe; however, if your shares are held elsewhere it may take additional time, possibly 7-10 business days before the shares are visible in your account or can be sold.

•	A brokerage account is not required to accept the SNDA shares but may be required to subsequently sell the shares depending on how the SNDA shares are held.

Please carefully review the frequently asked questions included to best prepare for the efficient distribution and transfer of the Sonida stock issuable on closing of the acquisition, following approval of the transaction by the CHP stockholders and the satisfaction of the other closing conditions.

Thank you for being a valued shareholder and for your participation in this important process as we work to provide full and final liquidity for CHP stockholders. Please remember to vote if you have not yet voted.

Sincerely,

Stephen H. Mauldin

Chief Executive Officer, President & Vice Chairman

Enclosure

cc: Financial Professionals